Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Bud Ingalls
VP-Finance & Chief Financial Officer
(678) 728-2115

SEROLOGICALS CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR 2005 RESULTS

FOURTH QUARTER REVENUE UP 26.0% AND

PRO FORMA NET INCOME UP 75.1%

ATLANTA, GA (February 22, 2006) Serologicals Corporation (NASDAQ:SERO) today announced financial results for the fourth quarter of our fiscal year ended January 1, 2006 (fiscal 2005). Revenues for the fourth quarter increased 26.0%, to $87.1 million, compared to $69.2 million in the same period last year, while revenues for fiscal 2005 increased 40.3%, to $274.9 million, compared to $195.9 million in our fiscal year ended January 2, 2005 (fiscal 2004). Diluted earnings (loss) per share from continuing operations were $(0.39) and $0.02 per share for the fourth quarter and fiscal 2005, respectively, compared to $0.12 and $0.59 per share for the same periods in fiscal 2004. The fourth quarter and fiscal 2005 results reflect one-time charges totaling $39.4 million, comprised of $38.0 for impairment and exiting costs and $1.4 million for inventory write-offs, arising primarily from our decision to close manufacturing facilities in Toronto by mid-2006 and our decision not to open a facility in Lawrence, Kansas. The fourth quarter and fiscal 2004 results reflect a one-time charge of $3.2 million for in process research and development arising from the acquisition of Upstate Group, Inc. in October 2004.

As the result of our numerous acquisitions and other strategic corporate activities over the past five years, we provide pro forma results that exclude acquisition amortization, other acquisition related costs and other one-time costs. We also provide pro forma information as an addition to, and not as a substitute for, financial measures presented in accordance with GAAP. We believe the pro forma presentation is a beneficial supplemental disclosure to investors in analyzing and assessing our past and future performance.

Fourth quarter fiscal 2005 pro forma net income was $16.1 million, or $0.40 per share on a fully diluted basis, compared with $9.2 million, or $0.26 per share on a fully diluted basis, in the fourth quarter of fiscal 2004. Pro forma net income for the fourth quarter of fiscal 2005 increased by 75.1% and fully diluted pro forma earnings per share increased by 51.4% as compared to the fourth quarter of fiscal 2004. Pro forma net income for fiscal 2005 was $38.1 million, or $0.98 per share on a fully diluted basis, compared with $24.7 million, or $0.79 per share on a fully diluted basis, for the same period in fiscal 2004. Pro forma net income for fiscal 2005 increased by 54.3% and fully diluted pro forma earnings per share increased by 24.1% for fiscal 2005 compared to fiscal 2004. Reconciliations between GAAP results and pro forma results are presented in the attached tables and on our web site (www.serologicals.com) under the Investor Relations tab.

President & CEO Perspectives

“We are extremely pleased with the strong finish for 2005 which resulted in significant revenue and earnings growth for the fourth quarter and full year,” said David A. Dodd, President and CEO. “We saw particular strength from our Bioprocessing segment where continued market growth resulted in strong revenue performance particularly in our cell culture products. Increased product demand, coupled with improved manufacturing performance and favorable product mix due to strong EX-CYTE® sales, enabled us to continue improvement in our gross margins in our Bioprocessing segment resulting in sharp gains in both operating income and net income.”

Mr. Dodd added, “Revenue from our Research segment also increased significantly during the quarter as we continued to strengthen our commercial organization, particularly in the Asia/Pacific region, and further expanded our product and service portfolio. Revenue growth for the Research segment continued at more than twice the growth rate of our markets and major competitors. In addition, we continue to make good progress on the accelerated integration program for our Upstate operations and expect to transfer all Lake Placid, N.Y. operations and research activities to Temecula, CA. during the second quarter of 2006. The transfer is expected to result in annualized cost savings for the Research segment of approximately $5.0 million beginning in the second half of 2006.

As part of our ongoing plant rationalization and consolidation process, we announced two actions in January, 2006. The first action is closure of our facility in Toronto, Ontario, Canada. We will be moving all manufacturing of cell culture products currently produced in Toronto to Kankakee, Illinois. This action is expected to be completed during 2006.

The Company continues to see increased demand for its patented cell culture product, EX-CYTE®. We successfully expanded production capacity at our Kankakee facility by more than 50% during 2005 and have developed plans for further capacity expansion in the future. As a result, the second action we announced is that we will not open the Lawrence facility as originally anticipated.

While these were very difficult decisions, we feel these actions are necessary to enable the Company to be more competitive in our marketplace and more profitable. Furthermore, we believe we will be able to better serve our customers as a result of the actions. These objectives continue to be a primary focus as we increase the value delivered to our customers and shareowners,” Mr. Dodd added.

Dodd concluded by saying, “Our remarkable performance during the fourth quarter of 2005 has enabled us to exceed the revenue and earnings guidance we provided in October, 2005 and to achieve the original guidance we provided in January, 2005. This was truly an outstanding achievement by the entire organization that positions the Company extremely well as we begin 2006. I sincerely appreciate the efforts and commitments of all those who made 2005 a very successful year for Serologicals.”

* * * * * * * * * * * *

Significant accomplishments during 2005 included:

•                  Our Research segment, consisting of Chemicon and Upstate, introduced 248 new products during the fourth quarter and over 1,700 products during fiscal 2005. This equates to approximately 7 products per business day during fiscal 2005. We also continue to focus on increasing the revenue for each new product introduced; in fiscal 2005, the average revenue for new products on a rolling twelve-month basis increased to over $8,000 per product compared to approximately $7,600 for the prior year. The new products include Chemicon assays and reagents focused in the areas of neuroscience and stem cell research and a range of new Upstate kinases and multiplex Beadlyte® assays. Upstate has expanded its industry leading position in kinases by providing approximately 300 kinases and it has an aggressive plan to further increase its kinase panel and screening services in 2006.

•                  During the quarter, Upstate continued to expand its portfolio of products and services to support research and drug discovery activities with such products as Catch & Release™, a simplified immunoprecipitation kit, Spray and Glow™, a spray format western blotting tool and the largest portfolio of bead-based cytokine multiplex assays on the market today. Pro forma revenues for drug discovery products and services increased 45% during the fourth quarter of fiscal 2005 and 69% during all of fiscal 2005. Upstate continues its commitment to support drug discovery research by continuing to develop and introduce new products and services using cell-signaling technologies.

•                  Chemicon completed a number of significant co-development opportunities during the fourth quarter. Chemicon entered into an exclusive manufacturing and marketing agreement with Stem Cell Sciences that has transferred patented technology and expertise to Chemicon allowing it to manufacture a fully formulated, serum-free embryonic stem cell media for the research market. Chemicon and RheoGene, Inc. signed a license to use RheoGene’s RheoSwitch® System and related technologies within Chemicon’s research product lines focused on specialty research markets, including Chemicon’s growing stem cell biology portfolio of products. Through this agreement, Chemicon accesses the innovative RheoSwitch® technology that regulates the timing and level of gene expression in all types of eucaryotic cells through the interaction of RheoGene’s proprietary ecdysone-based receptors and proprietary small molecule ligands, which will be supplied under the agreement. Chemicon and MorphoSys AG signed a three-year agreement for the distribution of HuCAL® -based recombinant research antibodies through Chemicon’s worldwide sales network. MorphoSys’ Antibodies by Design unit will develop antibodies from its proprietary HuCAL GOLD® antibody library against targets identified and supplied by Chemicon. Chemicon may market the licensed HuCAL®- based research antibodies for use in in-vitro research as stand-alone products or as components of reagent kits and market the antibodies for clinical diagnostic applications. The parties are aiming to complete 100 research antibody projects per year over the three-year lifetime of the agreement.

•                  During the fourth quarter, Celliance acquired the UCOE (ubiquitous chromatin opening element) gene expression technology from Innovata plc. This technology, which is encompassed by domestic and foreign patents, improves the yield, consistency and stability of protein production in cultured mammalian cells. We see an opportunity to utilize this technology for internal development projects as well as licensing this technology to our customers.

•                  During the fourth quarter, we implemented an aggressive expansion in the Asia/Pacific region with the previously announced hiring of a Regional Director for that area. We have begun assessing our strategic options available for expanded business development and growth within this region and expect to begin achieving the benefits in 2006.

•                  In January 2006, we announced two actions related to our ongoing plant consolidation and rationalization initiative. First, we decided to close the Celliance facility in Toronto, Ontario and to consolidate all manufacturing of our cell culture products in Kankakee, Illinois. This action is expected to occur during 2006. As a consequence of this decision, the Toronto facility was written down to its estimated fair value resulting in a one-time non-cash charge of $14.8 million in the fourth quarter of fiscal 2005. We expect that the Toronto site will be closed by the end of 2006 and subsequently prepared for sale. In connection with these activities, we expect to incur $2.3 million in cash closure costs for clean up, dismantling, severance and benefit costs. Approximately $16.1 million of these costs were recorded in the fourth quarter of fiscal 2005 with the balance expected to be incurred during 2006. As previously discussed, we decided that we will not open the Celliance facility in Lawrence, Kansas. We expect to meet current and anticipated demand for EX-CYTE® using the existing Kankakee facility. As a consequence of this decision, the Lawrence facility was written down to net realizable value resulting in a one-time non-cash charge of $18.4 million in the fourth quarter of fiscal 2005. This facility will also be prepared for sale and we anticipate incurring $3.2 million in cash closure costs related to severance and other costs to prepare the facility for sale. We recorded substantially all of these costs in the fourth quarter of fiscal 2005.

•                  We announced early in 2005 the implementation of an accelerated integration program for our Research segment. This program initially included the consolidation of several core functions, including Business Segment Management, R&D/Business Development, Marketing, Technical Support, Scientific Sourcing, Intellectual Property/Licensing and Finance and Accounting. We incurred one-time costs of approximately $0.3 million and $2.1 million in connection with this program resulting from severance costs, retention payments and relocation costs recorded during the fourth quarter of fiscal 2005 and all of fiscal 2005, respectively. The majority of these costs, $1.3 million, were recorded as adjustments during the third quarter of fiscal 2005 to the acquisition purchase price in connection with the purchase of Upstate, with the balance included as period operating costs. Further, during the fall of 2005, the Company made the decision to move the manufacturing, distribution and development operations, currently located in Lake Placid, N.Y. to our facility in Temecula, CA. during the second quarter of 2006. We recorded one-time costs of approximately $2.1 million in connection with this program resulting from severance costs, retention payments and relocation costs. All of this expense was recorded as a one-time charge to earnings as part of its integration efforts in the fourth quarter of fiscal 2005. It is expected that the Lake Placid site will be closed in the second quarter of 2006 and subsequently prepared for sale. We expect to recover the carrying value of this facility and accordingly, no impairment loss has been recorded. We expect to achieve savings from this transfer of approximately $5.0 million on an annual basis beginning in the second half of 2006.

•                  In January 2006, Celliance announced the opening of a new state of the art 18,000 square foot Global Distribution Center near its largest production facility in Kankakee, Illinois. Celliance made the decision to relocate its distribution center from its previous location in connection with the sale of its production and distribution facility formerly located in Milford, MA. The sale of the Milford facility, completed in January 2006, is expected to result in a gain of approximately $1.2 million during the first quarter of 2006.

•                  In January 2006, we consolidated our European customer service and distribution operations for the Research segment into one facility in Southampton, UK. We believe that this consolidation will allow us to improve service to our customers and create additional cost efficiencies.

•                  In June, we announced that our Board of Directors authorized a stock repurchase program of up to 2.0 million shares of our common stock during the three years ending in June 2008. The program is being executed through purchases made from time to time in the open market or through private transactions in accordance with applicable securities laws. The timing, pricing and size of purchases will depend on market conditions, prevailing stock prices and other considerations. As of February 22, 2006, we have completed the repurchase of approximately 1,175,000 shares of common stock under this program. Funds for the repurchase of these shares came from cash generated from operations and available funds on hand. Future purchases are expected to come from the same sources.

•                  In October, we received a cash settlement arising from a contractual claim against a customer of our former Therapeutic plasma business. The settlement of approximately $1.9 million, net of collection costs and income taxes, is reported as Income from Discontinued Operations in the fourth quarter of fiscal 2005.

* * * * * * * * * * * *

Fourth Quarter Results Summary

The Research segment, which is focused on the research products and services business, consists of products and services offered under the brand names of Chemicon® and Upstate®. The Bioprocessing segment, Celliance®, includes cell-culture supplement products along with diagnostic related products.

Overall, revenues for the fourth quarter of fiscal 2005 grew 26.0% when compared to the fourth quarter of fiscal 2004. Revenues for fiscal 2005 totaled $274.9 million, compared to $195.9 million for fiscal 2004, an increase of 40.3%. The increase was primarily due to the acquisition of the Upstate Group in October 2004. After adding actual Upstate revenues to the full year fiscal 2004 results, our company-wide revenues in the year grew 16.2% compared to the prior year. During the quarter, Research revenues increased 12.2% compared to last year. Celliance revenues were $50.3 million and $137.0 million for the quarter and fiscal 2005 versus $36.4 million and $117.4 million for the fourth quarter and fiscal 2004. This represents a 38.4% and 16.6% increase in revenues for the quarter and full year fiscal 2005 compared to the fourth quarter and full year fiscal 2004. Celliance achieved these increases as the result of strong growth in cell culture products, primarily EX-CYTE® and Incelligent™.

The following table shows a breakdown of the revenue contribution by segment for the fourth quarter and for the full fiscal years 2005 and 2004:

	Quarter Ended				Year Ended
	January 1, 2006		January 2, 2005		January 1, 2006		January 2, 2005
$ in Thousands	Actual	% Total	Actual	% Total	Actual	% Total	Actual	% Total
Revenue:
Research	$36,790	42.2%	$32,793	47.4%	$138,005	50.2%	$78,506	40.1%
Bioprocessing	50,343	57.8%	36,369	52.6%	136,939	49.8%	117,417	59.9%
	$87,133	100%	$69,162	100%	$274,945	100%	$195,923	100%

The comments in this paragraph regarding gross margins refer to pro forma gross margins, excluding acquisition and one-time reorganization related costs that affected gross margins. Consolidated pro forma gross margins remain strong. During the fourth quarter of fiscal 2005, consolidated pro forma gross margins were 56.7% compared to 57.1% for the same period in fiscal 2004. Consolidated pro forma gross margins reached 57.0% for fiscal 2005 compared to 55.6% in fiscal 2004. Pro forma Research gross margins for the fourth quarter of fiscal 2005 decreased by 4.7 percentage points compared to the pro forma gross margins for the fourth quarter of fiscal 2004, due primarily to higher sales of bulk products and instruments. Pro forma Research gross margins for fiscal 2005 decreased by 2.2 percentage points when compared to the pro forma gross margins in fiscal 2004. Pro forma gross margins in fiscal 2005 for the Research segment were lower than fiscal 2004 due to product mix shifts from the prior year and a second quarter 2004 one-time benefit related to the settlement of a dispute over a licensing arrangement. This settlement increased Research gross margins in fiscal 2004 by approximately two percentage points. Pro forma Bioprocessing margins during the fourth quarter and fiscal 2005 increased by approximately 4.4 and 1.7 percentage points, respectively, compared to the same periods in fiscal 2004 primarily as the result of higher EX-CYTE® sales and higher manufacturing productivity which resulted in lower unit production costs.

The following table shows a breakdown of the gross margin contribution by segment on a pro forma basis for the fourth quarter and the full fiscal years 2005 and 2004:

	Quarter Ended				Year Ended
	January 1, 2006		January 2, 2005		January 1, 2006		January 2, 2005
$ in Thousands	Pro Forma	GM %	Pro Forma	GM %	Pro Forma	GM %	Pro Forma	GM %
Gross Profit:
Research	$22,754	61.8%	$21,816	66.5%	$87,071	63.1%	$51,242	65.3%
Bioprocessing	26,664	53.0%	17,657	48.6%	69,539	50.8%	57,613	49.1%
	$49,418	56.7%	$39,473	57.1%	$156,610	57.0%	$108,855	55.6%

Selling, general and administrative costs (“SG&A”) for the fourth quarter of fiscal 2005 were $22.9 million compared to $21.3 million for the fourth quarter of fiscal 2004. On a pro forma basis, SG&A costs for the quarter were $21.5 compared to $20.1 million in the same quarter in fiscal 2004. The majority of this increase was due to increased public company expense, sales commissions and other incentive compensation arrangements.

We incurred an operating loss in the fourth quarter of fiscal 2005 totaling $(20.4) million compared to operating income of $8.8 million in the fourth quarter of fiscal 2004. The operating loss in the fourth quarter of fiscal 2005 resulted from a previously discussed one-time charge totaling $39.4 million for impairment, exiting costs and inventory write-offs arising from the decision to close the Toronto facility and not to open the Lawrence facility. Pro forma operating income for the fourth quarter of fiscal 2005 before impairment and exiting costs, acquisition related amortization and other similar acquisition and reorganization related costs was $24.1 million, or 27.7% of revenue, in fiscal 2005 compared to $15.3 million, or 22.1% of revenue, in the fourth quarter of fiscal 2004. Operating income for fiscal 2005 was $4.6 million, or 1.7% of revenue, compared to operating income of $32 million, or 16.3% of revenue, for the same period in fiscal 2004. Pro forma operating income for fiscal 2005 before impairment and exiting costs, acquisition related amortization and other similar acquisition and reorganization related costs was $59.4 million, or 21.6% of revenue, compared to $40.5 million, or 20.7% of revenue, in fiscal 2004.

Cash flows from operating activities were $14.4 million and $24.8 million in the fourth quarter and all of fiscal 2005, respectively. This compares to cash flows from operating activities of $16.4 million and $37.6 million in the fourth quarter and all of fiscal 2004. Cash flows from operating activities were lower in fiscal 2005 than in fiscal 2004 due primarily to lower net income as a result of reorganization and integration expenses.

Performance Highlights: Research Products and Services

Research revenue in the fourth quarter and all of fiscal 2005 increased approximately $4.0 million and $59.5 million, respectively, or 12.2% and 75.8%, respectively, over the prior year quarter and fiscal 2004 results. While much of the annual increase in revenue was the result of the Upstate acquisition, Chemicon achieved revenue of $18.4 million which represents a growth of 6.0% for the quarter and revenue of $70.3 million for all of fiscal 2005 which represents an increase of 11.5% over the prior year. Chemicon’s growth in the fourth quarter was driven primarily by contributions in the areas of neuroscience, stem cells, bulk reagents and diagnostic products. Upstate revenue was $18.4 million in the fourth quarter of fiscal 2005 which represents an increase of 19.5% compared to the fourth quarter of fiscal 2004. While not included in our operating results for the full year in fiscal 2004, Upstate achieved $67.7 million in revenue in fiscal 2005 compared to $56.2 million in fiscal 2004, an increase of 20.5%. Upstate growth for the fourth quarter was driven primarily by strong growth in drug discovery services as well as product sales in the areas of nuclear function and multiplex Beadlyte® assays and instruments. Geographically, Research revenues increased 32% in Asia, 18% in Europe and 13% in North America in the fourth quarter of fiscal 2005.

Performance Highlights: Bioprocessing Products

Bioprocessing revenue was $50.3 million during the fourth quarter of fiscal 2005 compared to $36.4 million in fiscal 2004, an increase of 38.4%. Bioprocessing revenue increased $19.5 million, to $136.9 million over fiscal 2004, an increase of 16.6%. EX-CYTE® sales in the fourth quarter and full year fiscal 2005 were $12.8 million and $34.2 million, respectively, compared to $8.7 million and $29.6 million, respectively, for the same periods of fiscal 2004. Sales of Incelligent™, Celliance’s proprietary branded recombinant human insulin, were $19.8 million and $39.0 million for the fourth quarter and full fiscal 2005, respectively, compared with $11.2 million and $26.6 million, respectively, for the same periods of fiscal 2004. Incelligent™ sales increased significantly for the fourth quarter and fiscal 2005 as the result of changes by our supplier to their product specifications and supply expectations for 2006. Sales of Probumin™ BSA, MonoSera™ antibodies and other Bioprocessing products in the fourth quarter and full fiscal 2005 were $17.7 million and $63.6 million, respectively, compared to $16.5 million and $61.2 million, respectively, for the same periods of fiscal 2004.

Other Q4 2005 Financial Information

•                  Available cash and short-term investments at January 1, 2006 were $38.5 million, compared with $62.1 million at the end of fiscal 2004. The decline in cash is primarily a result of the previously described common stock repurchase program. Currently our available cash and short-term investments are $57.5 million.

•                  Accounts receivable totaled $64.2 million at the end of fiscal 2005, compared with $46.9 million at the end of fiscal 2004. Day’s-sales-outstanding increased to 66 days compared to 61 days at the end of fiscal 2004 due to the higher fourth quarter revenues in fiscal 2005.

•                  Capital expenditures for the fourth quarter of fiscal 2005 were $6.3 million compared to $4.7 million for the fourth quarter of fiscal 2004. Capital expenditures for fiscal 2005 were $14.3 million compared to $19.5 million for fiscal 2004.

•                  Recognized losses on foreign exchange transactions were negligible in the fourth quarter of fiscal 2005 versus a gain of $0.2 million in the same quarter of fiscal 2004. We recognized a loss on foreign exchange transactions of $(0.3) million in fiscal 2005 and a gain of $0.1 million on such transactions in fiscal 2004. In the Research segment, currency rate fluctuations favorably affected gross margins by negligible amounts in the fourth quarter and for all of fiscal 2005, compared to an adverse affect of less than a 1.0 percentage point reduction in gross margins in both the fourth quarter and for all of fiscal 2004. Currency rate fluctuations favorably affected gross margins in the Bioprocessing segment by 1.1 and 0.3 percentage points in the fourth quarter and for fiscal 2005, respectively, compared to an adverse affect of 1.0 percentage point in the fourth quarter of fiscal 2004 and a negligible amount for all of fiscal 2004.

Q4 2005 Earnings Conference Call

We will hold our fourth quarter earnings conference call at 9:00 a.m. (Eastern Time) on Thursday, February 23, 2006. The conference call dial in number is (866) 700-7477(domestic) and (617) 213-8840 (international), confirmation code 16643853. The live broadcast will also be available online at our website at www.serologicals.com and at www.StreetEvents.com.

If you are unable to participate in the call, a 14-day playback will start on February 23, 2006 at 11:00 a.m. (Eastern Time). To listen to the playback, please call (888) 286-8010 (domestic) or (617) 801-6888 (international) and enter access code 71392296 or access the archived web cast on our website at www.serologicals.com.

About Serologicals

Serologicals Corporation (NASDAQ: SERO), headquartered in Atlanta, GA., is a global leader in developing and commercializing consumable biological products, enabling technologies and services in support of biological research, drug discovery, and the bioprocessing of life-enhancing products. Serologicals’ customers include researchers at major life science companies and leading research institutions involved in key disciplines, such as neurology, oncology, hematology, immunology, cardiology, proteomics, infectious diseases, cell signaling and stem cell research. In addition, Serologicals is the world’s leading provider of monoclonal antibodies for the blood typing industry. Serologicals employs a total of approximately 1,000 people worldwide in three Serologicals’ companies: Chemicon International Inc., headquartered in Temecula, CA., Upstate Group, LLC, headquartered in Charlottesville, VA. and Celliance Corporation, headquartered in Atlanta, GA.

For more information, please visit our website: www.serologicals.com.

Statement Regarding Use of Non-GAAP Measures

The financial results that we report on the basis of GAAP include substantial cash and non-cash charges and tax benefits related to acquisitions, to the integration of acquired businesses with existing businesses and to other one-time events. We present pro forma financial information in this press release because we believe that the information is a beneficial supplemental disclosure to investors in analyzing and assessing our past and future performance. We believe that the pro forma financial information is useful because, among other things, by eliminating the effect of one-time acquisition and integration costs and other one-time events and the related tax benefits, it provides an indication of the profitability and cash flows of the acquired businesses and our on-going operations.

The pro forma financial information, excluding acquisition related amortization and other one-time costs, is limited because it does not reflect the entirety of our business costs. Therefore, we encourage investors to consider carefully our results under GAAP, as well as our pro forma disclosures and the reconciliation between these presentations to more fully understand our business. Reconciliations between GAAP results and the pro forma information are presented in the attached tables and also on our web site (www.serologicals.com) under the Investor Relations tab.

Safe Harbor Statement

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about our subsidiaries and us. The forward-looking statements are subject to risks and uncertainties, including, without limitation, statements regarding the transfer of Upstate operations from Lake Placid, NY to Temecula, CA and the impact that the transfer will have on gross margins and operating income of the Research segment in 2006; our expectations that the Research segment will continue to achieve revenue growth in excess of its markets and major competitors; our ability to achieve operating efficiencies from the accelerated integration program for our Research segment; our estimates of the amount of the closure and exiting costs associated with the realignment of our manufacturing facilities; our timetable for closing our manufacturing facilities in Toronto and transferring production of the Toronto cell culture products to Kankakee, Illinois; our ability to achieve manufacturing efficiencies by transferring production of the Toronto cell culture products to Kankakee; our ability to induce customers of the Toronto products to accept products manufactured elsewhere; and the success of the commercial arrangements entered into by Chemicon and Upstate with third parties. Additional information concerning these and other risks and uncertainties is outlined in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2005. This report is available online at http://www.sec.gov. Forward-looking statements are only predictions and are not guarantees of performance. Forward-looking statements are based on current expectations of future events and are based on our current views and assumptions regarding future events and operating performance. You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made, and we undertake no obligation to publicly update these statements based on events that may occur after the date of this press release.

Serologicals® and EX-CYTE® are registered trademarks of Serologicals Royalty Company. Incelligent™ and Probumin™ are trademarks of Serologicals Royalty Company.

SEROLOGICALS CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

Fourth Quarter and Year Ended January 1, 2006 and January 2, 2005

(in thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Year Ended
	January 1,	January 2,	January 1,	January 2,
	2006	2005	2006	2005

Net revenues	$87,133	$69,162	$274,945	$195,923
Cost of revenues	40,764	30,103	122,798	87,482
Gross profit	46,369	39,059	152,147	108,441
Operating expenses:
Selling, general and administrative expenses	22,928	21,264	85,141	59,293
Research and development	3,957	4,032	17,199	10,144
Amortization of intangibles	1,877	1,707	7,206	3,771
Impairment charges and exiting costs	38,025	—	38,025	—
Purchased in-process research and development	—	3,263	—	3,263
Operating income (loss)	(20,419)	8,793	4,576	31,970
Other (income) expense, net	24	177	597	(54)
Interest expense	1,815	2,525	7,361	6,052
Interest income	(370)	(5)	(1,782)	(587)
Write-off of deferred financing costs	—	965	—	965
Income (loss) before income taxes	(21,888)	5,131	(1,600)	25,594
Provision (benefit) for income taxes	(8,299)	1,590	(2,416)	7,933
Income from continuing operations	(13,589)	3,541	816	17,661
Income from discontinued operations	1,883	—	1,883	—
Net income (loss)	(11,706)	3,541	2,699	17,661
Add back interest expense on convertible debt, net of taxes	—	1,017	—	3,320
Numerator for diluted earnings (loss) per share	$(11,706)	$4,558	$2,699	$20,981

Earnings (loss) per common share:
Basic earnings (loss) per share:
Income (loss) from continuing operations	$(0.39)	$0.12	$0.02	$0.68
Discontinued operations	$0.05	—	$0.05	—
Net income (loss)	$(0.34)	$0.12	$0.08	$0.68

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.39)	$0.12	$0.02	$0.59
Discontinued operations	$0.05	—	$0.05	—
Net income (loss)	$(0.34)	$0.12	$0.08	$0.59

Weighted average shares used in per share calculations:
Basic	34,634	29,495	34,729	26,148
Diluted	34,634	38,938	35,195	35,525

SEROLOGICALS CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	January 1, 2006	January 2, 2005
Assets
Current assets:
Cash and short-term investments	$38,452	$62,054
Trade accounts receivable, net	64,173	46,899
Inventories	59,418	49,846
Other current assets	15,798	15,226
Total current assets	177,840	174,025
Property and equipment, net	70,015	96,887
Goodwill	239,520	241,038
Other intangible assets, net	117,698	121,647
Other assets	18,545	6,210
Total assets	$623,619	$639,807

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$17,377	$11,827
Current maturities of capital lease obligations	1,081	2,419
Accrued liabilities and other	41,758	37,336
Total current liabilities	60,215	51,582
4.75% Convertible debentures	129,905	130,395
Capital lease obligations	476	2,194
Deferred income taxes	25,736	38,012
Other liabilities	909	1,093
Stockholders’ equity	406,377	416,531
Total liabilities and stockholders’ equity	$623,619	$639,807

SEROLOGICALS CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

Year Ended January 1, 2006 and January 2, 2005

(Unaudited)

(In thousands)

	January 1, 2006	January 2, 2005
Continuing Operations:
Operating Activities:
Income from continuing operations	$816	$17,661
Non-cash and working capital changes, net	24,002	19,951
Net cash provided by operating activities	24,818	37,612

Investing Activities:
Purchases of property and equipment and intangibles	(15,761)	(19,482)
Purchase of businesses, net of cash acquired	(6,752)	(117,680)
Proceeds (purchases) of short-term investments, net	11,805	(1,945)
Other, net	(8,250)	254
Net cash used in investing activities	(18,958)	(138,853)

Financing Activities:
Repurchase of common stock	(23,125)	—
Proceeds from equity issued, net	7,786	109,795
Other	(2,952)	—
Net cash (used in) provided by financing activities	(18,292)	109,795

Discontinued Operations:
Net cash provided by discontinued operations	1,883	1,962

Effect of foreign exchange on cash	(1,249)	1,029

Net (decrease) increase in cash and cash equivalents	(11,798)	11,545
Cash and cash equivalents, beginning of period	33,024	21,479
Cash and cash equivalents, end of period	$21,226	$33,024

SEROLOGICALS CORPORATION AND SUBSIDIARIES

RECONCILIATION FROM GAAP TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	For the Three Months Ended January 1, 2006				For the Year Ended January 1, 2006
	GAAP	Adjustments		Pro Forma	GAAP	Adjustments		Pro Forma

Net revenues	$87,133	$—		87,133	274,945	$—		274,945
Cost of revenues	40,764	(3,049	)(1)	37,714	122,798	(4,463	)(2)	118,335
Gross profit	46,369	3,049		49,418	152,147	4,463		156,610
Margin %	53.2%			56.7%	55.3%			57.0%

Selling, general and administrative	22,928	(1,427	)(3)	21,501	85,141	(4,772	)(3)	80,369
Research and development	3,957	(128	)(3)	3,829	17,199	(334	)(3)	16,864
Amortization of intangibles	1,877	(1,877	)(4)	—	7,206	(7,206	)(4)	—
Impairment charges and exiting costs	38,025	(38,025	)(5)	—	38,025	(38,025	)(5)	—
Operating income (loss)	(20,419)	44,507		24,088	4,576	54,801		59,376
Operating margin %	-23.4%			27.6%	1.7%			21.6%

Other expense	24	—		24	597	(519	)(6)	77
Interest income	(370)	—		(370)	(1,782)	—		(1,782)
Interest expense	1,815	—		1,815	7,361	—		7,361
Income (loss) before income taxes	(21,888)	44,507		22,619	(1,600)	55,320		53,720
Provision (benefit) for income taxes	(8,299)	14,859	(7)	6,559	(2,416)	17,994	(7)	15,579
Income (loss) from continuing operations	(13,589)	29,648		16,059	816	37,325		38,141

Add back interest expense on convertible debt, net of taxes	—	1,242		1,242	—	4,940		4,940
Numerator for diluted earnings (loss) per share	$(13,589)	$30,890		$17,302	$816	$42,266		$43,082

Income (loss) per share from continuing operations:
Basic	$(0.39)			$0.46	$0.02			$1.10
Diluted	$(0.39)			$0.40	$0.02			$0.98

Weighted average shares used in per share calculation:
Basic	34,634			34,634	34,729			34,729
Diluted	34,634			43,697	35,195			43,984

(1)   Add back costs associated with reorganization in Bioprocessing segment and inventory write off at Lawrence

(2)   Add back YTD costs for purchase accounting inventory revaluations related to acquisition of Upstate in the first quarter, other one time charges for business integration and reorganization costs in both segments and inventory writeoff at Lawrence in the fourth quarter

(3)   Add back business integration and reorganization costs.

(4)   Add back purchased intangible asset amortization.

(5)   Add back impairment and exiting costs associated with reorganization in Bioprocessing segment.

(6)   Add back loss on collection and settlement of Note Receivable arising from sale of Therapeutic segment

(7)   The income tax effect at prevailing rate for period.

SEROLOGICALS CORPORATION AND SUBSIDIARIES

RECONCILIATION FROM GAAP TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	For the Three Months				For the Year
	Ended January 2, 2005				Ended January 2, 2005
	GAAP	Adjustments		Pro Forma	GAAP	Adjustments		Pro Forma
Net revenues	$69,162	$—		$69,162	$195,923	$—		$195,923
Cost of revenues	30,103	(414	)(1)	29,689	87,482	(414	)(1)	87,068
Gross profit	39,059	414		39,473	108,441	414		108,855
Margin %	56.5%			57.1%	55.3%			55.6%

Selling, general and administrative	21,264	(1,126	)(2)	20,138	59,293	(1,126	)(2)	58,167
Research and development	4,032	—		4,032	10,144	—		10,144
Amortization of intangibles	1,707	(1,707	)(3)	—	3,771	(3,771	)(3)	—
Purchased in-process research and development	3,263	(3,263	)(4)	—	3,263	(3,263	)(4)	—
Operating income	8,793	6,510		15,303	31,970	8,574		40,544
Operating margin %	12.7%			22.1%	16.3%			20.7%

Other expense	177	(353	)(5)	(176)	(54)	(353	)(5)	(407)
Write-off of deferred financing costs	965	(965	)(6)	—	965	(965	)(6)	—
Interest income	(201)	—		(201)	(783)	—		(783)
Interest expense	2,721	(328	)(7)	2,393	6,248	(328	)(7)	5,920
Income before income taxes	5,131	8,156		13,287	25,594	10,220		35,814
Provision for income taxes	1,590	2,528	(8)	4,118	7,933	3,168	(8)	11,101
Income from continuing operations	3,541	5,628		9,169	17,661	7,052		24,713
Add back interest expense on convertible debt, net of taxes	1,017	—		1,017	3,320	—		3,320
Numerator for diluted earnings per share	$4,558	$5,628		$10,186	$20,981	$7,052		$28,033

Income per share from continuing operations:
Basic	$0.12	$0.19		$0.31	$0.68	$0.27		$0.95
Diluted	$0.12	$0.14		$0.26	$0.59	$0.20		$0.79

Weighted average shares used in per share calculation:
Basic	29,495	29,495		29,495	26,148	26,148		26,148
Diluted	38,938	38,938		38,938	35,525	35,525		35,525

(1)      Add back costs for purchase accounting inventory revaluations related to acquisition of Upstate.

(2)      Add back business integration costs.

(3)      Add back purchased intangible asset amortization.

(4)      Add back purchased in-process research and development related to acquisition of Upstate.

(5)      Add back loss on renegotiation of terms of notes receivable from sale of discontinued operations.

(6)      Add back write-off of unamortized deferred costs related to debt financings.

(7)      Add back imputed interest expense on purchase price of acquisition of Upstate.

(8)      The income tax effect at prevailing rate for period.

SEROLOGICALS CORPORATION AND SUBSIDIARIES

EBITDA and Adjusted EBITDA

(In thousands)

	Three Months Ended		Year Ended
	January 1, 2006	January 2, 2005	January 1, 2006	January 2, 2005
Income (loss) from continuing operations	$(13,589)	$5,739	$816	$14,120
Provision (benefit) for income taxes	(8,299)	2,579	(2,416)	6,344
Interest expense (income), net	1,446	1,056	5,579	2,945
Depreciation	2,165	1,661	8,337	5,157
Amortization of intangibles	1,877	655	7,206	2,064
EBITDA	(16,401)	11,690	19,522	30,630

Other Adjustments:
Impairment and exiting costs	38,025	—	38,025	—
Write-offs of unvalidated start-up lots in inventory	1,336		1,336
Purchase accounting revaluations and business integration costs	3,269	—	8,233	—
Loss on collection and settlement of Note Receivable arising from sale of Therapeutic segment	—	—	519	—
Adjusted EBITDA	$26,229	$11,690	$67,636	$30,630

Note> Income from continuing operations before net interest expense, including amortization of debt issuance costs, provision for income taxes, depreciation, amortization and other adjustments (“Adjusted EBITDA”) is not a measure of performance defined in accordance with accounting principles generally accepted in the United States of America.  However, we believe that Adjusted EBITDA is useful to investors in evaluating our performance because it is a commonly used financial analysis tool for measuring and comparing life science companies in areas of operating performance. Adjusted EBITDA should not be considered as an alternative to net income as an indicator of our performance or as an alternative to net cash provided by operating activities as a measure of liquidity and may not be comparable to similarly titled measures used by other companies.  In addition, the definition of Adjusted EBITDA as presented herein differs from the definition of Consolidated EBITDA used in the Company’s revolving credit facility.